Exhibit 99.1

For Immediate Release                                            For more information:
                                  Contact:  Michael Doherty
                                  Phone:  949-673-1907
                                  Email:  mdoherty@trestlecorp.com

TRESTLE HOLDINGS FINALIZES ACQUISITION OF INTERSCOPE TECHNOLOGIES

Dr. Michael Becich joins Trestle’s Board of Directors

IRVINE, Calif., March 14, 2005 - Trestle Holdings, Inc. (OTCBB:TLHO), a supplier of digital imaging systems and services for pathology, drug safety and discovery, today announced that it has consummated its previously announced acquisition of the assets of InterScope Technologies Inc. The acquisition price was 377,838 shares of Trestle common stock, the reimbursement of certain InterScope expenses and the assumption of certain InterScope contracts. Trestle also hired certain InterScope personnel.
Commenting of the acquisition, Maurizio Vecchione, Trestle’s CEO, said, “This acquisition provides us with software components and other technologies that could accelerate development of our services platform, specifically in the area of improved workflow for clinical and biopharmaceutical tissue informatics.”
Late last year, Trestle announced the launch of a digital pathology service platform for pharmaceutical, biotechnology drug safety, discovery and healthcare organizations. This service is expected to offer managed data capture, online data management and virtual microscopy applications. “We believe the additional technologies from InterScope should help expand our service offering into the area of data mining of information in support of drug safety, drug discovery and clinical applications,” Vecchione added.
Concurrent with the closing of the transaction, Dr. Michael Becich, InterScope’s founder and chairman of its Medical Advisory Board, was appointed to Trestle’s Board of Directors. Dr. Becich is currently director of the Center for Pathology Informatics at the University of Pittsburgh Medical School; vice chairman for pathology informatics for the UPMC Health System; director of the Benedum Oncology Informatics Center at University of Pittsburgh Cancer Institute; as well as professor of pathology at University of Pittsburgh School of Medicine.
Trestle’s chairman, Michael Doherty, commented, “Dr. Becich brings us a lifetime of knowledge and experience in the science of pathology, combined with his vision as one of the pioneers of tissue imaging and informatics. This knowledge as well as his background as an entrepreneur is expected to be invaluable to the Company.”

About Trestle Holdings Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.
Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The Company's live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products perform high-speed whole glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers.
Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

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This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings, including our service platform, and any transition to new products, product quality and availability, timing and costs of integrating the InterScope acquisition, liabilities assumed in the InterScope transaction, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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